Exhibit 3.3

PAULSON CAPITAL (DELAWARE) CORP.

(a DELAWARE corporation)

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned, President of Paulson Capital (Delaware) Corp. (the “Corporation”), a Delaware corporation, DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on March 20, 2014 (the "Effective Date”);

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, as amended to date, to provide by resolution or resolutions for the issuance of 30,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

Section 1.     Designation and Authorized Shares. The Corporation shall be authorized to issue Five Hundred Thousand (500,000) shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”).

Section 2.     Stated Value. Each share of Series A Preferred Stock shall have a stated value of $0.806974 per share (the “Stated Value”).

Section 3.     Liquidation.

(a)     Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value (the “Liquidation Amount”) plus all accrued and unpaid dividends. All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of Capital Stock and (ii) the Corporation's Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of Capital Stock ranking on a parity with the Series A Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full. Notwithstanding anything to the contrary in this Section 3 or elsewhere in this Certificate of Designation, the holders of Series A Preferred Stock will not be entitled to any payment with respect to any assets held in the Liquidating Trust, which will be reserved for distribution to the beneficiaries of the Liquidating Trust, and will take precedence over the priorities set forth herein in all respects.

(b)     Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the Fair Market Value of such property.

Section 4.     Rank.     The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, rank senior to all classes of Common Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation existing or hereafter created.

Section 5.     Dividends; Purchase Rights.

(a)     In the event that the Corporation shall at any time declare and pay a dividend or distribution of assets on any pari passu or junior shares of Capital Stock of the Corporation (other than a dividend or distribution payable solely in shares of Common Stock or a dividend or distribution payable from the assets of the Liquidating Trust), it shall, at the same time, declare and pay to each holder of Series A Preferred Stock a dividend equal to the dividend that would have been payable to such holder as if the shares of Series A Preferred Stock held by such holder had been converted pursuant to Section 6(a) hereof into Common Stock on the date of determination of Holders of Common Stock entitled to receive such dividend (provided, however, to the extent that the right of a holder of Series A Preferred Stock to participate in any such dividend would result in such holder exceeding such holder’s ownership limitations as set forth in Section 6(d) herein, then such holder shall not be entitled to participate in such dividend to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such dividend to such extent) and the portion of such dividend shall be held in abeyance for the benefit of such holder until such time, if ever, as its right thereto would not result in such holder exceeding the maximum limitations of such holder’s ownership, as set forth in Section 6(d) herein, at which time such holder shall be granted such right to the same extent as if there had been no such limitation). For purposes hereof the Series A Preferred Stock shall participate in all dividends (ordinary and special) declared on shares of Common Stock.

(b)     Other than a dividend or distribution payable from the assets of the Liquidating Trust, the Corporation may not declare or pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire, shares of Capital Stock of the Corporation ranking pari passu or junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, unless all declared and unpaid dividends on the Series A Preferred Stock have been or are contemporaneously paid.

(c)     If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s shares of Series A Preferred Stock (without taking into account any limitations or restrictions on the conversion of the Series A Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding such Holder’s ownership limitations as set forth in Section 6(d) herein, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Purchase Right to such extent) and the portion of such Purchase Right shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the maximum limitations of such Holder’s ownership, as set forth in Section 6(d) herein, at which time such Holder shall be granted such right to the same extent as if there had been no such limitation).

Section 6.     Conversion.

(a)     Conversion Option.   At any time and from time to time on or after the Effective Date, the Series A Preferred Stock shall be convertible (in whole or in part), at the option of the Holder (the “Conversion Option”), into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Rate”) as is determined by dividing (x) the aggregate Stated Value of the shares of Series A Preferred Stock that are being converted by (y) the Conversion Price (as defined in Section 6(b) hereof) then in effect on the date (the “Conversion Date”) on which the Holder faxes a notice of conversion (the “Conversion Notice”), substantially in the form of Exhibit A attached hereto, duly executed, to the Corporation, provided, however, that the Conversion Price shall be subject to adjustment as described in Section 10 below. The Holder shall deliver the stock certificate representing the Series A Preferred Stock to be converted to the Corporation at such time that the Series A Preferred Stock is fully converted. With respect to partial conversions of the Series A Preferred Stock, the Corporation shall keep written records of the number of shares of Series A Preferred Stock converted as of each Conversion Date. No Conversion Notice shall be required for Conversion upon a change of control.

(b)     Conversion Price. The term “Conversion Price” shall mean $0.35, subject to adjustment under Section 10 hereof for all circumstances and in all cases set forth in such section since the Effective Date.

(c)     Mechanics of Conversion

(i)     Not later than three (3) Trading Days after any Conversion Date, the Corporation or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit/Withdrawal at Custodian (“DWAC”) as specified in the Conversion Notice, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. In the alternative, not later than three (3) Trading Days after any Conversion Date, the Corporation shall deliver to the Holder by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of the Series A Preferred Stock (the “Delivery Date”). Notwithstanding the foregoing to the contrary, the Corporation or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder’s behalf via DWAC (or certificates free of restrictive legends) if such conversion is in connection with a sale and the Holder has complied with the applicable prospectus delivery requirements (as evidenced by documentation furnished to and reasonably satisfactory to the Corporation) or such shares may be sold pursuant to Rule 144 or an exemption from the registration requirements of the Securities Act of 1933, as amended. In the event the Corporation shall not electronically deliver to the Holders upon conversion of Series A Preferred Stock shares of Common Stock through DTC pursuant to the immediately preceding sentence, then the Corporation shall not later than three (3) Trading Days after any Conversion Date issue and dispatch to such Holder by overnight courier to the address as specified in the Notice of Conversion, a certificate, registered in the Corporation’s share register in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder is entitled pursuant to such conversion. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the Holder by the Delivery Date, the Holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the shares of Series A Preferred Stock tendered for conversion (if applicable), and whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 6(c)(ii) and 6(c)(iii) shall be payable through the date notice of rescission is given to the Corporation.

(ii)     The Corporation understands that a delay in the delivery of the shares of Common Stock upon conversion of the Series A Preferred Stock beyond the Delivery Date could result in economic loss to the Holder. If the Corporation fails to deliver to the Holder such shares via DWAC (or, if applicable, certificates) by the Delivery Date, the Corporation shall pay to the Holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered via DWAC or certificates are delivered (if applicable), together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of: (A) (i) 1% of the aggregate Stated Value of the Series A Preferred Stock requested to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate Stated Value of the Series A Preferred Stock requested to be converted for each Trading Day thereafter; and (B) $1,000 per day (which amount shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit the Holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and the Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Corporation shall only be obligated to pay the liquidated damages accrued in accordance with this Section 6(c)(ii) through the date the Conversion Notice is withdrawn.

(iii)      In addition to any other rights available to the Holder, if the Corporation fails to cause its transfer agent to transmit via DWAC or transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series A Preferred Stock on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock that the Corporation was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Series A Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(d)     Ownership Cap and Certain Conversion Restrictions.

(i)     Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series A Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the “4.99% Beneficial Ownership Limitation”); provided, however, that upon the Holder providing the Corporation with sixty-one (61) days’ advance notice (the “4.99% Waiver Notice”) that the Holder would like to waive this Section 6(d)(i) with regard to any or all shares of Common Stock issuable upon conversion of the Series A Preferred Stock, this Section 6(d)(i) will be of no force or effect with regard to all or a portion of the Series A Preferred Stock referenced in the 4.99% Waiver Notice.

(ii)     Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series A Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time (the “9.99% Beneficial Ownership Limitation” and the lower of the 9.99% Beneficial Ownership Limitation and the 4.99% Beneficial Ownership Limitation then in effect, the “Maximum Percentage”)).

(iii)     By written notice to the Corporation, a holder of Series A Preferred Stock may from time to time decrease the Maximum Percentage to any other percentage specified in such notice.

(iv)     For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of Series A Preferred Stock, the Corporation shall within three (3) Business Days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Corporation’s Common Stock within 60 days’ of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(e)     Inability to Fully Convert.

(i)     Holder’s Option if the Corporation Cannot Fully Convert. In addition to the Holder’s other remedies hereunder, if, upon the Corporation’s receipt of a Conversion Notice, the Corporation cannot issue shares of Common Stock because the Corporation does not have a sufficient number of shares of Common Stock authorized and available or cannot or does not issue shares of Common Stock for any other reason within the Corporation's control, then the Corporation shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder’s Conversion Notice and, with respect to the unconverted portion of the Series A Preferred Stock, the Holder, solely at Holder’s option, can elect to:

(A)     void its Conversion Notice and retain or have returned, as the case may be, the shares of Series A Preferred Stock that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice); or

(B)     exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 6(c)(iii) above.

In the event that the Holder shall elect to convert any portion of the Series A Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, violation of an agreement to which the Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or adjoining conversion of all or any portion of the Series A Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of the Holder in an amount equal to 130% of the aggregate Stated Value of the Series A Preferred Stock the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(ii)     Mechanics of Fulfilling Holder’s Election. The Corporation shall promptly send via facsimile to the Holder, upon receipt of a facsimile copy of a Conversion Notice from the Holder which cannot be fully satisfied as described in Section 6(e) above, a notice of the Corporation’s inability to fully satisfy the Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (x) the reason why the Corporation is unable to fully satisfy such holder’s Conversion Notice and (y) the aggregate Stated Value of Series A Preferred Stock the for which conversion has been requested and which cannot be converted. The Holder shall notify the Corporation of its election pursuant to Section 6(e) above by delivering written notice via facsimile to the Corporation (“Notice in Response to Inability to Convert”).

Section 7.     Other Provisions.

(a)     Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 8.     Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of the Series A Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock.

Section 9.     Voting Rights.

(a)     Except as otherwise expressly required by law, shares of Series A Preferred Stock shall not be entitled to any voting rights.

Section 10.     Certain Adjustments.

(a)     So long as any Series A Preferred Stock shall be outstanding, from and after the Effective Date, the Conversion Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to Section 10(a)(ii) hereof):

(i)      Share Issuance. For as long as any shares of Series A Preferred Stock remain outstanding, other than in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity which holders of such securities or debt are not at any time granted registration rights equal to or greater than those granted to the Holder, (ii) the Corporation’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not primarily for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights equal to or greater than those granted to the Holder, (iii) the Corporation’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to plans that have been approved by a majority of the stockholders and a majority of the independent members of the board of directors of the Corporation or in existence as such plans are constituted on the Effective Date, (iv) securities issued upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Effective Date with the terms in effect on the Effective Date, (v) as a result of the exercise of warrants issued in connection with the shares of Series A Preferred Stock, (vi) the Corporation’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to consultants and service providers approved by a majority in amount of the shares of Series A Preferred Stock, held as of the date of approval (“Series A Holder Consent”), and (vii) any and all securities required to be assumed by the Corporation by the terms thereof as a result of any of the foregoing even if issued by a predecessor acquired in connection with a business combination, merger or share exchange (collectively, the foregoing (i) through (vii) are “Excepted Issuances”), if the Corporation shall issue any Common Stock except for the Excepted Issuances so long as any shares of Series A Preferred Stock are outstanding, for a consideration less than the Conversion Price that would be in effect at the time of such issuance, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower price for then outstanding shares of Series A Preferred Stock. For purposes of this adjustment, any agreement entered for or the issuance of any security or debt instrument of the Corporation carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option if such issuance is at a price lower than the Conversion Price in effect upon such issuance and again at any time upon any actual, permitted, optional, or allowed issuances of shares of Common Stock upon any actual, permitted, optional, or allowed exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon any actual, permitted, optional, or allowed such issuance. Common Stock issued or issuable by the Corporation for no consideration will be deemed issuable or to have been issued for $0.0001 per share of Common Stock. Notwithstanding anything hereing or in any other agreement to the contrary, the Corporation shall only be required to make a single adjustment with respect to any single lower priced issuance, regardless of the existence of multiple bases therefor.

(ii)     Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Effective Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 10(a)(ii) shall be effective at the close of business on the date the stock split or combination occurs.

(iii)          Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Effective Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iv)          Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Effective Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders of the Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation which they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 10(a)(iii) with respect to the rights of the Holder; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this Section 10(a)(iv) as of the time of actual payment of such dividends or distributions.

(v)          Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Effective Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 10(a)(ii), 10(a)(iii) and 10(a)(iv), or a Fundamental Transaction provided for in Section 10(a)(vi)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert the Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(vi)          Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Effective Date there shall be a Fundamental Transaction, then as a part of such Fundamental Transaction, (A) if the surviving entity in any such Fundamental Transaction is a public company that is registered pursuant to the Exchange Act, its common stock is listed or quoted on a national exchange and the surviving entity’s publicly traded common stock is issued to the holders of Common Stock of the Corporation pursuant to such Fundamental Transaction, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert the Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from such Fundamental Transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 10 (a)(vi) with respect to the rights of the Holder after the Fundamental Transaction to the end that the provisions of this Section 10 (a)(vi) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vii)     Consideration for Stock. In case any shares of Common Stock or any Common Stock equivalents shall be issued or sold, at any time, from time to time after the Effective Date:

(A)     in connection with any merger or consolidation in which the Corporation is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Corporation shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Corporation, of such portion of the assets and business of the non-surviving corporation as such Board of Directors of the Corporation may determine to be attributable to such shares of Common Stock, rights or warrants or options, as the case may be; or

(B)     in the event of any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Corporation shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the Fair Market Value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. In the event Common Stock is issued with other shares or securities or other assets of the Corporation for consideration which covers both, the consideration computed as provided in this Section 10 (a)(vii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Corporation; or

(C)     for services, other than as permitted pursuant to Section 10(c) hereof, the amount of consideration therefor shall be deemed to be the par value of the Common Stock.

(b)     Record Date. In case the Corporation shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Common Stock equivalents, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(c)     No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation, Bylaws or other constitutional documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment. In the event a Holder shall elect to convert any portion of the Series A Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or any portion of the Series A Preferred Stock shall have issued and the Corporation posts a surety bond for the benefit of such Holder in an amount equal to one hundred thirty percent (130%) of the aggregate Stated Value of the Series A Preferred Stock that the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder (as liquidated damages) in the event it obtains judgment.

(d)     Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 10, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of the Series A Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(e)     Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(f)     Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. All fractional shares shall be rounded up to the nearest whole share.

(g)     Reservation of Common Stock. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series A Preferred Stock and all dividends accrued thereon; provided that the number of shares of Common Stock so reserved shall at no time be less than one hundred twenty percent (120%) of the number of shares of Common Stock for which the Series A Preferred Stock are at any time convertible. The Corporation shall, from time to time in accordance with Delaware law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Corporation’s obligations under this Section 10(g).

(h)     Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of the Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 11.     Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such latter Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such former Person.

“Board of Directors” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Certificate of Designation” means this Certificate of Designation creating the Series A Preferred Stock.

“Closing Bid Price” shall mean, on any particular date (i) the last trading price per share of the Common Stock on such date on the NASDAQ Capital Market, the OTC Bulletin Board or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the last trading price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not then listed or traded on a registered national securities exchange or quoted on the OTC Bulletin Board, then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Holder, or (iii) if the Common Stock is not then publicly traded the Fair Market Value of a share of Common Stock as determined by the Holder and reasonably acceptable to the Corporation.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Effective Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Common Stock” means the Corporation’s Common Stock, $0.0001 par value per share.

“Conversion Price” shall have the meaning set forth in Section 6(b) above.

“Corporation” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Effective Date” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which would be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be mutually determined by (i) the legally adopted vote or consent of the Board of Directors and certified in a board resolution and (ii) the Required Holders (as defined in the Subscription Agreement).

“Fundamental Transaction” means that (A) the Corporation shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation or any of its Subsidiaries to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination, or any Person who is a holder of the Corporation’s securities on the date hereof or who is a Holder), or (v) reorganize, recapitalize or reclassify its Common Stock or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act ), directly or indirectly, of either (x) 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock (other than any Person who is a holder of the Corporation’s securities on the date hereof or who is a Holder) or (y) 50% or more of the shares of Voting Stock of the Corporation not held by such Person or Persons as of the date hereof (other than any Person who is a holder of the Corporation’s securities on the date hereof or who is a Holder).

“Holder” means a holder of shares of Series A Preferred Stock as reflected in the register maintained by the Corporation or the transfer agent for the Series A Preferred Stock.

“Liquidation Amount” shall have the meaning provided in Section 3(a).

"Liquidating Trust" means that certain grantor trust which holds certain assets formerly held by Paulson Investment Company, Inc., an Oregon corporation, for the benefit of the shareholders of the Corporation as of the record date of the Corporation's 2013 annual meeting of shareholders.

“Person” means an individual, corporation, partnership, limited liability company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Series A Preferred Stock” shall have the meaning provided in Section 1.

“Trading Day” means (a) a day on which the Common Stock is traded on the NASDAQ Capital Market, the OTC Bulletin Board or a registered national securities exchange, or (b) if the Common Stock is not traded on the NASDAQ Capital Market or a registered national securities exchange or quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Section 12.     Amendment. To the maximum extent permitted by the Delaware General Corporation Law, this Certificate of Designation may only be amended by the affirmative vote of the Holders of the then outstanding shares of Series A Preferred Stock voting as a class and may not be amended by the vote of any other class or series of Capital Stock (including Common Stock).

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 20th day of March, 2014.

Paulson Capital (Delaware) Corp.

By:	/s/ Trent Davis
Name:	Trent Davis
Title:	President

EXHIBIT A

NOTICE OF CONVERSION

SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of Paulson Capital (Delaware) Corp., (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Stated Value of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be issued upon Conversion:

Number of shares of Series A Preferred Stock subsequent to Conversion:

HOLDER

Name:
Title: